UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 22, 2013

The Travelers Companies, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-10898	41-0518860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

485 Lexington Avenue New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(917) 778-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

On January 22, 2013, The Travelers Companies, Inc. (the “Company”) held its regularly scheduled webcast regarding its financial results for the fourth quarter and full year 2012.  During the call, in response to a question the Company stated that, in 2012 “…we’ve seen some slightly favorable development” for the 2011 accident year for workers’ compensation.

The Company seeks to clarify that statement. The Company’s response was correct as to reserve development recorded in the fourth quarter of 2012; in that quarter, the Company recorded a small amount of net favorable reserve development related to the 2011 accident year for workers’ compensation. For the full year 2012, the Company recorded approximately $18 million of net unfavorable reserve development related to the 2011 accident year for workers’ compensation.

As disclosed on the webcast, during 2012 the Company recorded net favorable reserve development related to all prior accident years (2011 and prior) for workers’ compensation.

For additional information, please refer to the Form 8-K, including the Company’s earnings press release and financial supplement for the fourth quarter and full year 2012, filed by the Company on January 22, 2013 with the Securities and Exchange Commission, and the related webcast presentation which is available for review/replay on the Company’s website under the Investor section (www.travelers.com).  In addition, for a discussion of factors that can affect the level or sufficiency of reserves, please see the information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q filed with the SEC as well as the information under the caption “Risk Factors” in our most recent annual report on Form 10-K filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2013	THE TRAVELERS COMPANIES, INC.

	By:	/s/ Matthew S. Furman
		Name:	Matthew S. Furman
		Title:	Senior Vice President